Exhibit 3(i)

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
3M COMPANY

3M COMPANY, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	The Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph A of Article FOURTH thereof and inserting the following in lieu thereof:

“FOURTH: A. The total number of shares of all classes of stock which this Corporation shall have authority to issue is 3,010,000,000 consisting of 10,000,000 shares of preferred stock without par value and 3,000,000,000 shares of common stock with a par value of $0.01 per share.”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, 3M COMPANY has caused this Certificate to be executed by Gregg M. Larson, its Secretary, on this 12th day of May 2004.

3M COMPANY
By: /s/ Gregg M. Larson
Name: Gregg M. Larson, Office: Secretary

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